EXHIBIT 10.1

June 20, 2003

George Harman

Elizabethtown, KY

Re:

Employment Agreement

Dear Mr. Harman:

This letter will confirm our offer of engagement to you as a member of the Board of Directors with the understanding that you will be elected chairman of the Board at the next meeting.  Your responsibility will include serving to chair the Board of Directors and assisting in the development of funding sources and opportunities with the understanding that you will also provide input and assistance in the development of a commission-based sales force and assist in the development of wholesale and retail distribution channels.

Your compensation will be $7,000 per month for the first three months, together with expenses up to $1,000 per month as approved and verified.  Thereafter, compensation and other terms of this contract shall be as approved by Board of Directors based upon performance.  You will also received 50,000 shares upon execution of this contract and shall have the right and option to purchase additional shares based on units sold during the first 24 months of the contract at wholesale prices set by the management as follows:

Criteria	Shares	Exercise Price
25,000 units sold	50,000	$0.25
50,000 units sold	50,000	$0.25
150,000 units sold	150,000	$0.25
200,000 units sold	200,000	$0.25
250,000 units sold	250,000	$0.25

Shares granted under this contract or pursuant to the option will not be registered under the Securities Act of 1933 or applicable state securities laws and are and will therefore be restricted securities and cannot be resold, pledged, hypothecated or transferred unless registered under the Securities Act of 1933 and applicable state securities laws or unless and exemption from registration is available.

This agreement and your employment may be terminated at any time by either you or the corporation by the giving of 30 days’ written notice to the other with all options earned prior to termination to remain your sole property.  Except as contained in this letter, there are no other understandings or arrangements between you and the corporation.  If you approve of the terms and conditions set forth in this letter, please sign your name below under the works ‘agreed and accepted’ and return this letter to me.

Sincerely yours,

GloTech Industries, Inc.

By: /s/ Heinz Fraunhoffer

     Heinz Fraunhoffer, president

Agreed and accepted as of the

Date and year first above written:

 /s/ George Harman

George Harman